UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2024

Acadia Pharmaceuticals Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50768	06-1376651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12830 El Camino Real, Suite 400
San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 558-2871

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACAD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on December 11, 2024, Acadia Pharmaceuticals Inc. (the Company) completed the sale (the Asset Sale) of its Rare Pediatric Disease Priority Review Voucher (PRV). The Company was awarded the PRV under a U.S. Food and Drug Administration (FDA) program intended to encourage the development of certain rare pediatric disease product applications. The Company received the PRV in March 2023 in connection with the FDA’s approval of DAYBUE (trofinetide) for the treatment of Rett syndrome.

The Asset Sale was pursuant to the terms of an Asset Purchase Agreement, dated November 5, 2024 (the PRV Transfer Agreement), the material terms of which were previously disclosed by the Company in Part II, Item 5 of its Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024. Pursuant to the PRV Transfer Agreement, the Company received $150.0 million upon the closing of the Asset Sale. Pursuant to the Joint Venture and License Agreement, dated July 13, 2023, with Neuren Pharmaceuticals Limited (Neuren), one third of the net proceeds from the sale of the PRV are payable to Neuren.

The foregoing description of the PRV Transfer Agreement does not purport to be complete and is qualified in its entirety by the text of the PRV Transfer Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acadia Pharmaceuticals Inc.

Date: December 11, 2024	By:	/s/ Jennifer J. Rhodes
Jennifer J. Rhodes
Executive Vice President, Chief Legal Officer & Secretary